Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO BUYS GOODMAN SERVICES,
INCREASES CREDIT FACILITIES

CRANFORD, NJ, January 31, 2011 – Metalico, Inc. (NYSE AMEX: MEA), a leading regional scrap metal recycler, has acquired Goodman Services, Inc., a Bradford, Pennsylvania-based full service recycling company with additional facilities in Jamestown, New York and Canton, Ohio.

Goodman primarily buys and processes ferrous and non-ferrous scrap generated by industrial accounts. The company’s Jamestown scrap yard purchases over-the-scale peddler scrap and supports the industrial business. Goodman also provides offsite material handling and packaging services to The Timken Company of Canton, Ohio.

The purchase price was not disclosed but included cash and Metalico common stock among other items of consideration. Funding for the acquisition included a drawdown under Metalico’s newly increased credit facilities provided by JPMorgan Chase Bank, RBS Business Capital and Capital One Leverage Finance Corp.

Goodman’s senior management, including Michael M. Goodman and Timothy G. Sampson, will remain as managers of the company.

Goodman posted total revenue in 2010 of approximately $22 million on sales of about 42,500 tons of ferrous and 6 million pounds of non-ferrous scrap, and tolling of an additional 21,000 tons of ferrous scrap. Goodman’s primary processing equipment includes a Harris 6034 Ferrous Baler and a Harris 1103 Guillotine Shear, along with rail access and related transportation equipment.

The company’s locations complement Metalico’s existing facilities in the Great Lakes corridor. Bradford is 160 miles from Metalico’s Pittsburgh operations and will become a feed source for the Pittsburgh shredder. Jamestown is 75 miles from Metalico’s Buffalo yards. Canton, Ohio is in close proximity to Metalico’s operations in Akron, Ohio.

Commenting on the acquisition, Metalico President and Chief Executive Officer Carlos E. Agüero said, “the Goodman purchase is consistent with Metalico’s expansion strategy of penetrating geographically contiguous markets and benefiting from intercompany and operating synergies that are available through consolidation.”

He added, “We welcome Goodman Services to the Metalico group of companies and we are pleased to have the Goodman family remain on board to continue managing and growing the company well into the future.”

The expansion of Metalico’s senior credit arrangements takes the aggregate commitment under its Credit Agreement up to $85 million, including revolving credit and term loan facilities. The Company intends to use its additional availability for additional acquisitions that it expects to complete this year, for working capital needs and for general corporate purposes.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. Including the effect of the Goodman transaction, Metalico operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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